ENPHASE ENERGY, INC.

POLICY AGAINST TRADING ON THE BASIS
OF INSIDE INFORMATION

Effective as of January 1, 2024

I.Introduction
    This policy against trading on the basis of inside information (the “Policy”) describes acceptable transactions in the securities of Enphase Energy, Inc. (“Enphase”) by our employees, directors, contractors and consultants. During the course of your employment, directorship or other service with Enphase, you may receive material information that is not yet publicly available (“inside information”), about Enphase or about other publicly-traded companies with which Enphase has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in Enphase’s securities, or securities of another publicly-traded company, or to disclose such information to a third party (a “tippee”).
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such inside information. It also applies to transactions that may seem necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to any transaction amount (no matter how small the transaction). All that matters under the U.S. federal securities laws is whether you are aware of any inside information relating to Enphase at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Enphase’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the inside information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
II.Insider Trading Policy
A.Securities Transactions
Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important to avoid even the appearance of insider trading in securities. The only exception is that transactions directly with Enphase, e.g., option exercises for cash or purchases under Enphase’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.
B.Inside Information
As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of Enphase’s stock or would likely be considered important, or “material,” by investors who are considering
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trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.
Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:
(a)financial results or forecasts;
(b)major new products, features or processes;
(c)acquisitions or dispositions of assets, divisions, companies, etc.;
(d)pending public or private sales of debt or equity securities;
(e)declaration of stock splits, dividends or changes in dividend policy;
(f)the establishment of a repurchase program for Enphase’s securities;
(g)major contract awards or cancellations with customers, suppliers or vendors;
(h)top management or control changes;
(i)significant employee layoffs;
(j)a disruption in Enphase’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
(k)possible tender offers or proxy fights;
(l)significant writeoffs;
(m)significant litigation;
(n)impending bankruptcy;
(o)gain or loss of a significant license agreement or other material contracts with customers or suppliers;
(p)significant product recalls;
(q)significant pricing changes or discount policies;
(r)corporate partner relationships; and
(s)notice of issuance of patents.
    For information to be considered publicly disseminated, it must be widely disclosed through a press release or Securities and Exchange Commission filing, and a sufficient amount of time must have
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passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after one full Trading Day has elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to commencement of trading on Wednesday, then you may execute a transaction in Enphase’s securities on Thursday (assuming compliance with all other terms of this policy). As used herein, the term “Trading Day” shall mean a day on which the Nasdaq Stock Market is open for trading. A Trading Day begins at the time that trading begins on such day.
C.    Placing Open Orders with Brokers
Except in accordance with an approved Trading Plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you may be aware of material nonpublic inside information or when you otherwise may not be permitted to trade in Enphase securities, leading to inadvertent insider trading violations, violations of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation BTR (Blackout Trading Restriction), violations under the Code of Federal Regulations (for directors and officers subject to Section 16), or violations of this Policy and unfavorable publicity for you and Enphase. If you are a Covered Insider and subject to window periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed. The order should be limited to a short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Window Period” and the “Event Specific Trading Blackouts” provisions below.
III.Securities Trading by Officers, Directors and Certain Other Employees
    Because officers, directors and certain other employees are most likely to possess inside information about Enphase, we require them to do more than refrain from insider trading. We require that they limit their transactions in Enphase’s securities to defined time periods following public dissemination of quarterly and annual financial results and notify, and receive approval from, Enphase’s Chief Financial Officer, the General Counsel, or their delegate(s) (each, a “Clearing Officer”) prior to engaging in transactions in Enphase’s securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading.
A.Covered Insiders
    The provisions outlined in this policy apply to (i) all officers and directors of Enphase, (ii) all employees in Enphase’s finance and legal departments and (iii) such other employees of Enphase as a Clearing Officer may designate from time to time because of their access to sensitive Enphase information. These persons are collectively referred to as “Covered Insiders”. Generally, any immediate family members, persons with whom a Covered Insider shares a household, persons who are economic dependents of a Covered Insider, and any other entities or individuals whose trading activities are directed, controlled or influenced by Covered Insiders (including, e.g., a venture or other investment fund, if a Covered Insider influences, directs or controls transactions by such fund) should be considered to be subject to the same restrictions. The foregoing persons are referred to in this policy as “Related Persons.” Covered Insiders are responsible for making sure that their Related Persons comply with this policy.
B.Window Period
    Generally, except as set forth in paragraphs C, D and E of this policy, Covered Insiders may only engage in transactions in Enphase securities during a “window period” that opens after one full Trading Day has elapsed after the public dissemination of Enphase’s annual or quarterly financial results and
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closes at the end of the fifteenth (15th) day of the third month of the quarter. This window period may be closed early or may not open at all if, in the judgment of a Clearing Officer, there exists undisclosed information that would make trades by members of Enphase’s Covered Insiders inappropriate. It is important to note that the fact that the window period has closed early or has not opened should itself be considered inside information. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Enphase’s securities if you are otherwise in possession of inside information. A Covered Insider who believes that special circumstances require him or her to trade outside the window period should consult with a Clearing Officer. Permission to trade outside the window period will be granted only by a Clearing Officer where the circumstances are extenuating, the Clearing Officer concludes that the person is not in fact aware of any inside information relating to Enphase or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.
C.Exceptions to Window Period
This policy does not apply in the following circumstances.
1.The exercise of stock options, restricted stock awards, RSUs, PSUs or stock appreciation rights issued or offered by Enphase. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price for stock options or to pay taxes for all types of awards.
2.The surrender of shares directly to Enphase to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of RSUs, options or other equity awards granted under Enphase’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.Covered Insiders who are eligible to do so may participate in Enphase’s Employee Stock Purchase Plan (“ESPP”), which provides for purchases of stock on periodic designated dates. Covered Insiders may also exercise and hold options granted under Enphase’s stock option plans at any time. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options or through the ESPP is subject to all provisions of this policy.
4.Transactions that involve merely a change in the form in which a Covered Insider owns securities. For example, a Covered Insider may transfer shares to an inter vivos trust of which he or she is the sole beneficiary during the Covered Insider’s lifetime.
5.Transactions pursuant to an effective “trading plan,” as described in the section entitled “Rule 10b5-1 Trading Programs” below.
D.Rule 10b5-1 Trading Plans
Purchases or sales of Enphase securities made under, and in compliance with, a written plan established by a Covered Insider that meets the requirements of Rule 10b5-1 under the Exchange Act (a “Trading Plan”). Purchase and sales of Enphase securities under an approved Trading Plan may occur outside the trading window and/or while the Covered Insider is otherwise in possession of inside information. Notwithstanding the foregoing, Enphase reserves the right, at its discretion, to bar all trades in its securities, even pursuant to existing trading plans. For additional details on Trading Plans and the minimum conditions to enter into a Trading Plan, please refer to the Enphase Energy, Inc. Rule 10b5-1
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Trading Plan Guidelines or contact the Legal Department. A copy of the Rule 10b5-1 Trading Plan Guidelines can be find on the Legal SharePoint site.
E.Pre-Clearance
    In addition to the requirements of paragraph B above, Covered Insiders may not engage in any transaction in Enphase’s securities, including any purchase or sale in the open market, loan, pledge, or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from a Clearing Officer in advance of the proposed transaction. The Clearing Officer will determine whether the transaction may proceed and, if so, will provide preclearance approval in writing for a period not to exceed ten trading days. Enphase may, at its discretion, shorten such period of time. Covered Insiders must also obtain pre-clearance of any intended gifts of Enphase securities.
F.Margin Accounts and Pledges
    No Covered Insider may engage margin accounts or pledges with respect to Enphase’s stock at any time.
Notwithstanding the previous sentence, the Clearing Officer (with the approval of Enphase’s Chair of the Board of Directors, Chair of the Audit Committee, or the Board of Directors) may permit a Covered Insider to use his or her Company securities as collateral to securitize a bona fide loan or to secure a margin account with a financial institution (for instance, when the Covered Insider clearly demonstrates the financial ability to pay back the loan or fulfill margin calls). However, if such collateral securities ultimately become the subject of a foreclosure sale or a sale by the financial institution, that sale, even though not initiated at the request of the Covered Insider, may still be considered a sale for his or her benefit. If such sale is made at a time when the Covered Insider was aware of material nonpublic information or otherwise are not permitted to trade in Company securities, it may result in inadvertent insider trading violations, Section 16 violations, violations of this Policy, and unfavorable publicity for such Covered Insider and Enphase. For these reasons, Covered Insiders should exercise caution when using Company securities as collateral to securitize a bona fide loan or to secure a margin account.
G.Prohibition of Speculative or Short-term Trading
    No Covered Insider may engage in short sales, transactions in put or call options, hedging transactions, or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Enphase’s stock at any time. This paragraph shall not be deemed to restrict activities permitted under paragraph F above. Waivers of or exceptions to the restrictions set forth in this paragraph G shall require the approval of the Board of Directors or the Audit Committee.
H.Short-Swing Trading/Control Stock/Section 16 Reports
    Covered Insiders subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in Enphase’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
I.Event Specific Blackout Periods
From time to time, an event may occur that is material to Enphase and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, persons
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designated by the Clearing Officer as knowing such event(s) may not trade in Enphase’s securities. In that situation, Enphase will notify the designated individuals that neither they nor their Related Persons may trade in Enphase’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
IV.Potential Criminal and Civil Liability and/or Disciplinary Action
A.Liability for Insider Trading
As of the date of the most recent revision of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:
•damages in a private lawsuit;
•disgorging of any profits made or losses avoided;
•imprisonment for up to 20 years;
•criminal fines of up to $5 million for individuals and $25 million for entities;
•civil fines of up to three times the profit gained or loss avoided;
•a bar against serving as an officer or director of a public company; and
•an injunction against future violations.
In addition, Enphase, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
The U.S. Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
B.Possible Disciplinary Actions
Employees of Enphase who violate this Policy shall also be subject to disciplinary action by Enphase, which may include ineligibility for future participation in Enphase’s equity incentive plans up to termination of employment.
V.Applicability of Policy to Material Nonpublic Information Regarding Other Companies
This Policy and the guidelines described herein also apply to insider information relating to other companies, including Enphase’s customers, partners, subcontractors, resellers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, Enphase. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding Enphase’s business partners. You should treat any inside information about Enphase’s business partners with the same care required with respect to any inside information related directly to Enphase.
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VI.Duration of Policy’s Applicability
    This Policy continues to apply to your transactions in Enphase’s securities or the securities of other public companies engaged in business transactions with Enphase even after your employment, directorship or other service with Enphase has terminated. If you are in possession of inside information when your relationship with Enphase concludes, you may not trade in Enphase’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material. Further, if you leave Enphase during a trading blackout period, then you continue to be subject to the trading blackout period and may not trade Enphase’s securities or the securities of such other company until the trading blackout period has ended.
Please direct questions as to any of the matters discussed in this Policy to the Clearing Officer or someone in the Legal Department. Enphase is committed to continuously reviewing and updating our policies and procedures. Enphase therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of Enphase’s policies regarding insider trading will be posted on Enphase’s intranet or you may request a copy from the Legal Department.
VII.Reporting Responsibility
If you become aware that any person may be in violation of this Policy or applicable law, you must report it promptly. Reporting may be made to any of the following people:
•the Clearing Officer;
•the General Counsel or other attorney in the Legal Department;
•appropriate Human Resources personnel; or
•appropriate Internal Audit personnel.
If you prefer, you can report potential violations in accordance with the Enphase Code of Conduct through Enphase’s third-party confidential ethics and compliance hotline found at Enphase.ethicspoint.com. Because the manner in which reports may be made varies from country to country, upon contacting the confidential ethics and compliance hotline you will receive further instructions on how and to whom to report a particular concern.
If you are calling about a matter that should be handled locally in accordance with local legal requirements, the ethics and compliance hotline will direct you back to local management. The ethics and compliance hotline is operated by an independent third party and is available 24 hours a day, 7 days a week.

It is Enphase’s policy to strictly prohibit retaliation against employees who make good faith reports of concerns or violations of any type. If you have other questions or problems concerning this Policy, please contact Enphase’s Legal Department at Legal@enphaseenergy.com.
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